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                                                                      EXHIBIT 11
                              LOJACK CORPORATION
                    COMPUTATION OF INCOME PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                               YEAR ENDING LAST DAY OF FEBRUARY
                                  1998       1997       1996

BASIC INCOME PER SHARE:
Weighted Average Number
  Of Common Shares
  Outstanding:                    18,934     21,176     21,544
                                 =======    =======    =======

Net Income:                      $ 9,887    $ 8,180    $11,978
                                 =======    =======    =======

BASIC INCOME PER COMMON SHARE:   $   .52    $   .39    $   .56
                                 =======    =======    =======

DILUTED INCOME PER SHARE:

Weighted Average Number of
  Common Shares
  Outstanding:                    18,934     21,176     21,544
Common Equivalent Shares
  From Stock Options               1,646      1,393      1,741
                                 -------    -------    -------
Total                             20,580     22,569     23,285
                                 =======    =======    =======

Net Income                       $ 9,887    $ 8,180    $11,978
                                 =======    =======    =======

DILUTED INCOME PER COMMON SHARE  $   .48    $   .36    $   .51
                                 =======    =======    =======
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